Exhibit 21.1

LIST OF SUBSIDIARIES

The following entities were subsidiaries of the Registrant as of December 31, 2013. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, certain subsidiaries of the Registrant which, considered in the aggregate as a single subsidiary, would not have constituted a significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) have been omitted.

Name	Jurisdiction of Incorporation or Organization
Lodge Holdco I L.L.C.	Delaware
Lodge Holdco II L.L.C.	Delaware
Lodge Holdco III L.L.C.	Delaware
Lodge S-Holdings Inc.	Delaware
Lodge Holdings Inc.	Delaware
La Quinta Corporation	Delaware
BRE/LQ Properties L.L.C.	Delaware
BRE/LQ FL Properties L.L.C.	Delaware
BRE/LQ TX Properties L.P.	Delaware
BRE/LQ Operating Lessee Inc.	Delaware
La Quinta Franchising LLC	Delaware
Lodge Management L.L.C.	Delaware
LQ Portfolio East L.L.C.	Delaware
Lodge Borrower III L.L.C.	Delaware
LQ Chicago L.L.C.	Delaware
BRE/Wellesley Properties L.L.C.	Delaware
BRE/Prime Mezz L.L.C.	Delaware
LQ Management L.L.C.	Delaware